EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

3D Systems Corporation
Rock Hill, South Carolina
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-219223) and Form S-8 (No. 333-115642, No. 333-204305, and No. 333-219222) of 3D Systems Corporation of our reports dated February 26, 2020, relating to the consolidated financial statements, and the effectiveness of 3D Systems Corporation’s internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Charlotte, North Carolina
February 26, 2020
BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

R-221 (5/19)